EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
September 30, 2013		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. COMPLETES REDEMPTION OF

50% OF OUTSTANDING SHARES OF PREFERRED STOCK

ANN ARBOR, MI – United Bancorp, Inc. (OTCQB:UBMI) announced today that it completed the redemption on September 30, 2013 of 10,300 shares, or 50%, of its 20,600 shares of outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock") that were originally issued to the United States Department of the Treasury ("U.S. Treasury") under the Troubled Asset Relief Program Capital Purchase Program. U.S. Treasury sold all 20,600 shares of Preferred Stock to private investors in June 2012. Following completion of the partial redemption, 10,300 shares of Preferred Stock remain outstanding.

The redemption price for the shares of Preferred Stock was the stated liquidation preference amount of $1,000 per share, plus any accrued and unpaid dividends to but excluding September 30, 2013. The total cost of the partial redemption of shares of Preferred Stock was approximately $10.4 million, which was funded with a combination of excess cash at the holding company, the dividend to the holding company of retained earnings at the Company’s subsidiary bank, United Bank & Trust (the "Bank"), and the borrowing of $6.0 million under the Company’s $10.0 million revolving line of credit. These sources of funding may also be available to fund the possible future redemption of the remaining shares of Preferred Stock. The partial redemption of shares of Preferred Stock will result in estimated annual savings of $660,000, or $0.05 per common share, due to the elimination of payment of dividends on the redeemed shares.

Following completion of the partial redemption of shares of Preferred Stock, the capital ratios of the Company and the Bank continue to exceed regulatory standards to be categorized as well-capitalized. In addition, the Bank's Tier 1 capital ratio continues to exceed the 8.5% level required by resolution of the Bank’s Board of Directors.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company’s only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company’s website at www.ubat.com.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release, the words "may," "estimated," "possible," "future," "continue" and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning the possible future redemption of the remaining shares of preferred stock. Such statements are subject to certain risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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